SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )


                          GROEN BROTHERS AVIATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   398743 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 26, 2000
--------------------------------------------------------------------------------
             (Date of event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

                                                                  13G
------------------------|                                                                                 |------------------------|
CUSIP No. 398743 10 4   |                                                                                 |  Page 2 of 8 Pages     |
------------------------|                                                                                 |------------------------|

------------------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Epsilon Global Active Value Fund, LTD.

------------------------------------------------------------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) |_|
    2                                                                                    (b) |X|

------------------------------------------------------------------------------------------------------------------------------------

    3    SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------

    4    CITIZENSHIP OR PLACE OF ORGANIZATION                                             British Virgin Islands

------------------------------------------------------------------------------------------------------------------------------------
               NUMBER OF                  5     SOLE VOTING POWER                              0
                SHARES                    ------------------------------------------------------------------------------------------
             BENEFICIALLY                 6     SHARED VOTING POWER                            12,267,613
               OWNED BY                   ------------------------------------------------------------------------------------------
                 EACH                     7     SOLE DISPOSITIVE POWER                         0
              REPORTING                   ------------------------------------------------------------------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER                       12,267,613
                WITH                      ------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    12,267,613

------------------------------------------------------------------------------------------------------------------------------------

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                             [    ]

------------------------------------------------------------------------------------------------------------------------------------

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                             15%

------------------------------------------------------------------------------------------------------------------------------------

   12    TYPE OF REPORTING PERSON                                                      00

====================================================================================================================================

                                                                  13G
------------------------|                                                                                 |------------------------|
CUSIP No. 398743 10 4   |                                                                                 |  Page 3 of 8 Pages     |
------------------------|                                                                                 |------------------------|

------------------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Epsilon Investment Management, LLC

------------------------------------------------------------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) |_|
    2                                                                                    (b) |X|

------------------------------------------------------------------------------------------------------------------------------------

    3    SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------

    4    CITIZENSHIP OR PLACE OF ORGANIZATION                                            Delaware

------------------------------------------------------------------------------------------------------------------------------------

              NUMBER OF                    5     SOLE VOTING POWER                              0
                SHARES                     -----------------------------------------------------------------------------------------
             BENEFICIALLY                  6     SHARED VOTING POWER                            13,612,500
               OWNED BY                    -----------------------------------------------------------------------------------------
                 EACH                      7     SOLE DISPOSITIVE POWER                         0
              REPORTING                    -----------------------------------------------------------------------------------------
                PERSON                     8     SHARED DISPOSITIVE POWER                       13,612,500
                 WITH                      -----------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     13,612,500

------------------------------------------------------------------------------------------------------------------------------------

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                                         [    ]

------------------------------------------------------------------------------------------------------------------------------------

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                        16.7%

------------------------------------------------------------------------------------------------------------------------------------

   12    TYPE OF REPORTING PERSON                                                                 00

====================================================================================================================================

                                                                  13G
------------------------|                                                                                 |------------------------|
CUSIP No. 398743 10 4   |                                                                                 |  Page 4 of 8 Pages     |
------------------------|                                                                                 |------------------------|

------------------------------------------------------------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Steve G. Stevanovich

------------------------------------------------------------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) |_|
    2                                                                                    (b) |X|

------------------------------------------------------------------------------------------------------------------------------------

    3    SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------

    4    CITIZENSHIP OR PLACE OF ORGANIZATION                                            United States

------------------------------------------------------------------------------------------------------------------------------------

              NUMBER OF                    5     SOLE VOTING POWER                              0
                SHARES                     -----------------------------------------------------------------------------------------
             BENEFICIALLY                  6     SHARED VOTING POWER                            13,750,000
               OWNED BY                    -----------------------------------------------------------------------------------------
                 EACH                      7     SOLE DISPOSITIVE POWER                         0
              REPORTING                    -----------------------------------------------------------------------------------------
                PERSON                     8     SHARED DISPOSITIVE POWER                       13,750,000
                 WITH                      -----------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                           13,750,000
------------------------------------------------------------------------------------------------------------------------------------

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                                         [    ]

------------------------------------------------------------------------------------------------------------------------------------

   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                        16.9%

------------------------------------------------------------------------------------------------------------------------------------

   12    TYPE OF REPORTING PERSON                                                                  IN

====================================================================================================================================

Item 1(a).        Name of Issuer:

                  Groen Brothers Aviation, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2640 W. California Avenue
                  Suite A
                  Salt Lake City, Utah 84101

Item 2(a).        Name of Persons Filing:

                  Epsilon Global Active Value Fund, LTD.
                  Epsilon Investment Management, LLC
                  Steve G. Stevanovich

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Epsilon Global Active Value Fund, LTD.
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

                  Epsilon Investment Management, LLC
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

                  Steve G. Stevanovich
                           7280 W. Palmetto Park Road
                           Suite 310
                           Boca Raton, Florida 33433

Item 2(c).        Citizenship:

                  Epsilon Global Active Value Fund, LTD. - British Virgin
                  Islands
                  Epsilon Investment Management, LLC - Delaware
                  Steve G. Stevanovich - United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value

Item 2(e).        CUSIP Number:

                  398743 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a)      |_|      Broker or Dealer registered under Section 15
                                    of the Exchange Act.
                  (b)      |_|      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act.
                  (c)      |_|      Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act.
                  (d)      |_|      Investment company registered under
                                    Section 8 of the Investment Company Act.
                  (e)      |_|      An investment advisor in accordance with
                                    Rule 13d-1(b)(1)(ii)(E).
                  (f)      |_|      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g)      |_|      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h)      |_|      A savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act.
                  (i)      |_|      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act.
                  (j)      |_|      Group, in accordance with Rule 13d-1(b)(l)
                                    (ii)(J).

                  Not Applicable. This Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4.           Ownership

                  (a)      Amount beneficially owned:
                           Epsilon Global Active Value Fund, LTD.
                                    12,267,613 shares of Common Stock, no par value

                           Epsilon Investment Management, LLC
                                    13,612,500 shares of Common Stock, no par value

                           Steve G. Stevanovich
                                    13,750,000 shares of Common Stock, no par value

                  (b)      Percent of class:
                           Epsilon Global Active Value Fund, LTD.
                           15%
                           Epsilon Investment Management, LLC
                           16.7%
                           Steve G. Stevanovich
                           16.9%

                  (c)      Number of shares as to which such person has:
                           Epsilon Global Active Value Fund, LTD.
                           (i)    Sole power to vote or to direct
                                  the vote                            0
                           (ii)   Shared power to vote or direct
                                  the vote                            12,267,613
                           (iii)  Sole power to dispose or to direct
                                  the disposition of                  0

                           (iv)    Shared power to dispose or to
                                   direct the disposition of          12,267,613

                           Epsilon Investment Management, LLC

                           (i)     Sole power to vote or to
                                   direct the vote                             0
                           (ii)    Shared power to vote or direct
                                   the vote                           13,612,500
                           (iii)   Sole power to dispose or to
                                   direct the disposition of                   0
                           (iv)    Shared power to dispose or to
                                   direct the disposition of          13,612,500

                           Steve G. Stevanovich
                           (i)      Sole power to vote or to
                                    direct the vote                            0
                           (ii)     Shared power to vote or
                                    direct the vote                   13,750,000
                           (iii)    Sole power to dispose or to
                                    direct the disposition of                  0
                           (iv)     Shared power to dispose or to
                                    direct the disposition of         13,750,000

Item 5.         Ownership of Five Percent or Less of a Class.
                Not Applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
                Not Applicable.

Item 8.         Identification and Classification of Members of the Group.
                Not Applicable.

Item 9.         Notice of Dissolution of the Group.
                Not Applicable.

Item 10.        Certifications.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 9, 2000                EPSILON GLOBAL ACTIVE VALUE FUND, LTD.
                                      BY:  EPSILON INVESTMENT MANAGEMENT, LLC


                                      By:     /s/ Steve G. Stevanovich
                                              ----------------------------------
                                      Name:   Steve G. Stevanovich
                                              ----------------------------------
                                      Title:  President
                                              ----------------------------------



                                      EPSILON INVESTMENT MANAGEMENT, LLC

                                      By:     /s/ Steve G. Stevanovich
                                              ----------------------------------
                                      Name:   Steve G. Stevanovich
                                              ----------------------------------
                                      Title:  President
                                              ----------------------------------


                                      /s/ Steve G. Stevanovich
                                      ------------------------------------------
                                      Steve G. Stevanovich

                                Index to Exhibits

Exhibit No.                   Exhibit
----------                    --------
99.1                          Joint Filing Agreement, dated November 6, 2000 by
                              and among Epsilon Global Active Value Fund, LTD.,
                              Epsilon Investment Management, LLC and
                              Steve G. Stevanovich.